UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

April 15, 2008

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction

(Commission

(I.R.S. Employer

of incorporation)	File Number)	Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement, Item 1.02 Termination of a Material Definitive Agreement.

(a) (1) and (2)  Formally signed on April 15, 2008, Team Financial, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with its Chairman and Chief Executive Officer, Robert J. Weatherbie (“Executive”). The Agreement was effective January 1, 2008.  The term is continuously and automatically extended for three years, unless the Agreement is terminated in accordance with the provisions of the Agreement.  The Agreement supersedes the employment agreement entered into between the Executive and the Company on January 1, 2007, which was set to expire on December 31, 2009.  The Executive’s annual base salary under the prior agreement was $286,125 and contained similar terms to the Agreement.

The Agreement stipulates an annual base salary of $300,431, effective January 1, 2008 and allows for annual salary increases.  Additionally, per the Agreement the Executive is entitled to standard Company bonuses offered through any established plan and an annual executive bonus based on criteria established by the compensation committee of the Board of Directors and may include either or both stock and cash.  The executive bonus may not exceed 50% of the Executive’s annual base salary.  The Executive is also entitled to a life insurance policy with a face amount of $240,000, all premiums paid by the Company, and he is provided an automobile for business and personal use.  The Executive is eligible to participate in employee plans generally available to other management personnel of the Company.

The Agreement also provides for various levels of benefits under different termination scenarios.  The Agreement provides the most benefits to Mr. Weatherbie should his employment be terminated by the Company without cause and the least amount of benefits should he terminate his employment with the Company without cause.

Mr. Weatherbie’s employment Agreement stipulates that should his employment with the Company be terminated by the Company without cause or due to a change in control of the Company, he would be entitled to receive a cash payment equal to the present value (based on a discount rate of 5% to 9%) of his annual base salary for three years, and all bonuses due.  Mr. Weatherbie would also be entitled to receive three years worth of medical and group life insurance, all premiums paid by the Company, reimbursement for professional financial and tax advice up to 10% of his annual base salary for three years, reimbursement for reasonable outplacement services of up to $20,000, country club dues for one year and the title to the Company-owned automobile that he drives.  In the event of such termination, all of Mr. Weatherbie’s unvested options would accelerate and become immediately exercisable.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On April 15, 2008, Richard J. Tremblay resigned as Director and Chief Financial Officer of the Company, for personal reasons, effective April 25, 2008.  Mr. Tremblay’s decision to resign as Chief Financial Officer and from the Company’s Board of Directors is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

(c)  Bruce R. Vance, 50, was appointed as Chief Financial Officer of the Company, on an interim basis, effective April 28, 2008.  Bruce is a Certified Public Accountant who has served as the Director of Internal Audit for the Company since May 2006. Prior to joining the Company, Mr. Vance spent four years as an independent financial institution consultant with Bruce R. Vance, C.P.A., Chartered, a local firm which specialized in financial institution consulting.  Previous experience also includes fifteen years as a Federal financial institution regulator with the Office of Thrift Supervision, four years as chief financial officer of a $110 million financial institution, and four years in public accounting with national and regional accounting firms.

Kaila D. Beeman, CPA, was appointed as the Company’s Principal Accounting Officer, on an interim basis, effective April 28, 2008.  Ms. Beeman, 44, joined the Company in February, 2007 and serves as the Cashier for TeamBank, N.A., a wholly-owned subsidiary of the Company.  Prior to joining the Company, Ms. Beeman served as Chief Financial Officer of Bank of the Prairie, a $105 million bank from 2005 to 2007, and as Vice President of Finance/Cashier of Legacy Bank, a $165 million bank from 1992 to 2005.  Ms. Beeman also has experience working in public accounting with a regional accounting firm.

There are no family relationships between Mr. Vance or Ms. Beeman and any of the Company’s directors or executive officers.

The Company has also identified an interim Director of Internal Audit, as a result of Mr. Vance’s above-mentioned appointment as Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: April 21, 2008	By: /s/ Richard J. Tremblay
Richard J. Tremblay
Chief Financial Officer